EXHIBIT 4.4

December 29, 2005

Mr. Paul Meyer
President and Chief Operating Officer
Shuffle Master, Inc.
1106 Palms Airport Drive

Re:    Stock Option To Purchase Common Stock of Sona Mobile Holdings Corp., a Delaware corporation (‘‘Sona’’)

Dear Paul:

This letter will confirm the agreement (the ‘‘Agreement’’) reached between Sona and Shuffle Master, Inc., a Minnesota corporation (‘‘SMI’’), wherein Sona hereby grants to SMI an option (the ‘‘Option’’) to subscribe for and purchase from Sona, at the price of $1.30 per share, up to 2,307,693 shares but no less than 1,846,154 shares (subject to adjustment pursuant to the terms of this Agreement) of duly authorized, validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share, of Sona (hereinafter called ‘‘Option Shares’’), at any time during the period (the ‘‘Option Period’’) beginning on the date on which SMI and Sona shall execute and deliver an agreement with respect to a wireless gaming venture as currently contemplated by Sona and SMI (the ‘‘Strategic Alliance Agreement’’) and ending at 5:00 p.m. Pacific time on the date which is thirty days after the date hereof (the ‘‘Effective Date’’), subject to the provisions and upon the terms and conditions hereinafter set forth. For purposes of this Agreement, the term "Option Shares" shall include any securities into which the Option Shares shall have been changed or any securities resulting from the recapitalization of the Option Shares. The parties agree as follows:

1.    Exercise.    SMI shall have the right to exercise the Option, in whole or in part, at any time during the Option Period. The manner in which SMI exercises the Option shall be by written notice to Sona indicating its exercise of the Option together with payment of the purchase price for the shares of Option Shares to be issued upon delivery of a certified check, cashier's check, cash, or wire transfer of the purchase price for such shares. In the event that the Option is not exercised prior to the expiration of the Option Period, then the Option shall expire and SMI shall have no further rights to the Option Shares, except as otherwise provided herein. SMI shall have the sole discretion as to whether or not to exercise the Option and nothing contained herein shall require SMI to exercise the Option.

In the event of any exercise of the Option, certificates for the shares of the Option Shares so purchased shall be issued in the name of and delivered to SMI (or as the SMI may direct) at Sona's expense (including, without limitation, the payment by Sona of any applicable stock transfer or stock issuance tax) within a reasonable time, but in no event later than 5 business days, after the Option shall have been so exercised. In the event SMI exercises the Option with respect to only a portion of the Option Shares, and the Option Period has not expired, then the Option shall continue with respect to the remaining Option Shares until the expiration of the Option Period.

2.    Sona’s Covenants.

(a)    Sona covenants and agrees that all shares of Option Shares which may be issued upon the exercise of the Option will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free from all taxes, liens, security interests, preemptive rights, and charges with respect to the issue thereof.

(b)    Sona further covenants and agrees that at all times during the Option Period, Sona will at all times have authorized, and reserved, a sufficient number of shares of its common stock to provide for the exercise of the Option hereunder.

(c)    Sona has the power and authority to enter into this Agreement and to perform all of its obligations set forth herein. The execution of this Agreement, the granting of the Option and the sale of the Option Shares to SMI will not be in conflict with, violate or constitute any default under any contract to which Sona is a party or is otherwise bound, and no other person’s or entity’s consent, approval or ratification is needed in order for Sona to grant the Option to SMI, or for SMI to purchase the Option Shares.

(d)    Sona is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(e)    Sona shall not, by amendment of its articles of incorporation or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement.

3.    Adjustment to Shares.    In the event of any change in the outstanding common stock by reason of a stock dividend or distribution, stock split, recapitalization, or other adjustment in the stated capital of Sona, or as a result of a merger, consolidation, split-up, combination, exchange of shares or other reorganization, Sona shall appropriately adjust the number and/or class of shares which may be issued hereunder and shall provide for corresponding equitable adjustments in the Option Shares.

4.    Board of Directors.    Upon the exercise of the Option and the issuance of the Option Shares to SMI, Sona shall, within 20 days, use its best efforts to have a board member resign and cause SMI’s designee to be appointed as a member of the Board of Directors of Sona (the ‘‘Board’’). SMI shall designate, in its sole discretion, a representative to hold such seat. In the event Sona is unable to obtain such a resignation, Sona will cause SMI’s designee to be included on the slate of new directors recommended by Sona at its next annual meeting in November, 2006. Sona shall include SMI’s designee on the annual slate of directors for as long as SMI owns an ownership interest in Sona. In addition, Sona shall obtain, at its cost, and maintain Directors and Officers Liability Insurance (‘‘D&O Insurance’’), with such coverages approved by SMI, which coverages shall be customary and reasonable. The D&O Insurance shall cover SMI’s representative on the Board.

5.    Demand Registration.    Concurrently with the execution of a definitive agreement by Sona and SMI for the Strategic Alliance, Sona and SMI will enter into a Registration Rights Agreement pursuant to which Sona shall cause the registration under applicable securities laws of the Option Shares. The Registration Rights Agreement shall be in a form approved by SMI, in its sole discretion.

6.    Gaming Restrictions.    Due to the highly regulated nature of SMI's business, both prior to and after execution of this Agreement, SMI shall have the right to perform such due diligence on Sona as may be required by any gaming regulators in those jurisdictions where SMI possesses any licenses or such due diligence as SMI believes it is required to conduct. Both prior to and on an ongoing basis, Sona shall fully and reasonably cooperate with SMI related to such due diligence. Notwithstanding any of the provisions contained in this Agreement to the contrary, SMI shall have the right to immediately terminate this Agreement or its relationship with Sona if Sona takes any action or fails to take any action that jeopardizes any of SMI's gaming licenses, approvals or permits, or in the event that SMI's relationship with Sona in any way jeopardizes or puts at risk any of SMI's gaming licenses, approvals or permits. In the event of such a termination, Sona shall have the right, within 20 days, to purchase all of the Option Shares owned by SMI at a price per share mutually agreed upon by SMI and Sona. If SMI and Sona are unable to mutually agree upon a price per share, then Sona shall cause the immediate registration of the Option Shares under the Registration Rights Agreement to enable SMI to sell the Option Shares.

7.    Indemnification.    Sona hereby indemnifies and holds SMI, and its officers, directors, representatives, attorneys, successors and assigns harmless from and against any losses, claims, damages, costs, liabilities, judgments, penalties or expenses of any kind whatsoever, including without limitation attorneys’ fees, directly or indirectly arising out of any breach or falsity of any covenant, representation, warranty, obligation or agreement of Sona made in this Agreement.

8.    Further Assurances.    Sona hereby agrees to do such acts and/or execute any documents, agreements or certificates reasonably related to implement the intent of this Agreement, whether during the Option Period or after any exercise of the Option by SMI.

9.    Binding Agreement.    This Agreement shall be binding on each of Sona's and SMI's heirs, successors and assigns.

10.    No Relationship.    In no event shall either Sona, on the one hand, or SMI, on the other hand, be or be deemed the partner, joint venturer, or fiduciary of the other. Neither party shall have any right to bind the other, nor shall either party represent to any third party anything to the contrary.

11.    Entire Agreement.    This Agreement contains the complete and entire expression of the agreement between the parties and supersedes all prior and contemporaneous discussions. Each of SMI and Sona hereby agree and acknowledge there are no agreements or understandings of any nature, oral or written, regarding the Option Shares apart from those contained in writing in this Agreement, and Sona agrees and acknowledges that no promises or agreements not contained in writing in this Agreement have been made or offered by SMI. No implied covenants or obligations on either party shall be inferred by any provision hereof.

12.    No Disclosure.    Sona shall not, without the prior written consent of SMI (which consent shall be in SMI’s sole discretion), other than pursuant to the requirements of applicable law or regulation, issue any statement or communication to the public or the press regarding the proposed transaction. Furthermore, Sona agrees to keep the terms of this Agreement and the proposed transaction confidential, except that SMI and Sona shall be permitted to make any disclosures required by law, or to any regulatory or licensing entities.

13.    Governing Law.    This Agreement shall be construed in accordance with the laws of the State of Nevada.

14.    No Assignments.    SMI may not assign this Agreement to any other person; provided however, that SMI may assign its rights hereunder to an entity that it controls and in which it has an ownership interest in excess of 50%.

15.    Securities Provisions.    Except as otherwise provided in the Registration Rights Agreement, SMI acknowledges the following:

(a)    The Option and Option Shares (collectively, the ‘‘Securities’’) are being sold by Sona without registration under the Securities Act of 1933, as amended (the ‘‘1933 Act’’), and state securities laws in reliance on the exemptions from registration set forth in sections 3(b) and 4(2) of the securities law exemptions.

(b)    The Securities are being acquired by SMI for SMI’s own account for long-term investment and not with a view to the distribution thereof, and with no present intention of selling or otherwise disposing of the Securities or any part thereof. SMI has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for or which is likely to compel a disposition of the Securities in any manner. SMI is not aware of any present circumstances that are likely to promote SMI’s future disposition of the Securities.

(c)    SMI is an ‘‘accredited investor’’ as such term is defined in Rule 501 of Regulation D promulgated under the 1933 Act; SMI is able to bear the economic risk of an investment in the Securities; and SMI understands that because the Securities will be sold without registration under the 1933 Act, SMI must hold the Securities indefinitely and cannot sell, exchange, assign, transfer, gift, pledge, encumber, hypothecate or otherwise dispose of the Securities except pursuant to an exemption from the registration provisions of the federal and state securities laws, the availability of which must be satisfied to Sona in its discretion.

(d)    SMI has such knowledge and experience in financial and business matters that SMI is capable of evaluating the merits and risks of the prospective investment in Sona; SMI has received and reviewed all information requested of Sona and, based on such review, understands and has evaluated the merits and risks of the prospective investment in Sona, and has decided to purchase the Securities.

(e)    SMI has had the opportunity to ask questions and receive answers concerning Sona, as well as the terms and conditions of the offering of the Securities, and to obtain additional information reasonably available to Sona and any persons acting on Sona’s behalf, necessary to verify the accuracy of any information provided to SMI, and SMI has received all of the information SMI has requested to the extent that such information is reasonably available to Sona. SMI requires no additional information to evaluate fully the merits and risks of a prospective investment in Sona.

(f)    SMI has read carefully the reports filed by Sona with the United States Securities and Exchange Commission prior to the date hereof. SMI further understands that any investment in the Securities may involve material risks in addition to those disclosed in the ‘‘Risk Factors,’’ which does not purport to be an exhaustive list of all material risks involved with an investment in the Securities.

(g)    SMI understands that Sona is relying on the accuracy of statements contained in this Agreement in connection with the sale of the Securities, and neither the Securities would be sold to SMI if any part of such statements were untrue.

(h)    SMI shall immediately notify Sona if, for any reason, any of the statements contained herein become inaccurate at any time from the date and SMI understands that the continued accuracy of the statements contained herein is of the essence to the sale of the Securities.

(i)    SMI shall indemnify Sona and all persons acting on its behalf and hold them harmless from any and all liability, damage, cost or expense, including but not limited to attorneys’ fees, incurred on account of or arising directly or indirectly out of any inaccuracy in SMI’s statements herein or any disposition of all or any portion of the Securities in violation of the statements contained herein.

(j)    SMI has relied on its own legal counsel to the extent SMI has deemed necessary as to all legal matters and questions presented with reference to the offering and sale of the Securities.

(k)    SMI has relied on its own accountant or other financial advisor and/or his or her own financial experience as to all financial matters and questions presented with reference to the purchase of the Securities.

(l)    SMI has relied on its own analysis and evaluation (or the analysis and evaluation of its professional advisors) of Sona, its products and services, the technology issues involved and the market in which Sona operates.

(m)    SMI fully understands the terms, conditions and consequences relating to the offering of the Securities and understands that it may have to hold such securities indefinitely.

16.    Transfer; Legends.

(a)    Transfers.     The Option Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Option Shares other than pursuant to an effective registration statement or a registration under the Registration Rights Agreement, Sona may require the transferor thereof to provide to Sona an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to Sona, to the effect that such transfer does not require registration of such transferred Option Shares under the 1933 Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of SMI under this Agreement.

(b)    Shares Legend.     SMI agrees to the imprinting of a legend on the Option Shares in substantially the following form:

‘‘THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘‘ACT’’), OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.’’

IN WITNESS WHEREOF, the undersigned have executed this Agreement this 29thday of                      of December, 2005.

Sona Mobile Holdings Corp.
By:	/s/ Shawn Kreloff
Name:	Shawn Kreloff
Title:	Chairman & Managing Director

ACCEPTED AND AGREED TO:
Shuffle Master, Inc.

By:	/s/ Paul Meyer
an authorized signatory
Print Name:	Paul Meyer
Title:	President and COO
Date:	1/02/06